Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 8:30 a.m. October 31, 2014

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS RECORD NET INCOME AND RECORD DILUTED EARNINGS PER SHARE FOR THIRD QUARTER 2014;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (October 31, 2014) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the third quarter of 2014 and reported record quarterly net income available to common shareholders for the three months ended September 30, 2014 of $1,805,000 and $0.37 per diluted share as compared to $1,762,000 and $0.36 per diluted share for the prior year's third quarter, increases of 2% and 3% respectively. The Company's earnings for the three months ended September 30, 2014 produced an annualized return on average total assets ("ROA") of 0.83% and an annualized return on average shareholder's equity ("ROE") of 12.27% as compared to 0.96% and 11.99%, respectively, for the prior year's quarter. In comparison to the linked quarter, net income available to common shareholders increased $61,000, or 3% while diluted earnings per share increased $0.01, or 3%.

Select highlights for the third quarter include:

•
Quarterly record net income to common shareholders of $1,805,000 and $0.37 per diluted share, producing an annualized return on average total assets of 0.83% and an annualized return on average shareholders' equity of 12.27%.

•	Tax-equivalent net interest income of $7,039,000, a $100,000 or 1% increase when compared to the prior year's quarter, but a $53,000 or 1% decrease when compared to second quarter of 2014.

•	Due to the Company's full redemption of TARP during 2013 preferred dividends paid were $0 for the third quarter of 2014 as compared to $167,000 during the same period last year.

•
Year-to-date, the Company has achieved an after-tax savings of $295,000, or $0.06 per diluted share, when comparing the $592,000 of preferred dividend payments made during the first nine months of 2013 to the Company's 2014 subordinated debt after-tax expense of $297,000.

•	Nonperforming assets ("NPAs") decreased 4% or $670,000, from $19,015,000 at June 30, 2014 to $18,345,000 at September 30, 2014. In comparison to September 30, 2013, NPAs decreased $9,864,000, or 35%.

•	The Company's Allowance for Loan and Lease Losses ("ALLL") to total loans decreased 2 bps to 1.08% in comparison to the 1.10% at June 30, 2014 and 25 basis points from the 1.33% reported

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one year earlier. The Company recorded a negative $143,000 provision expense during the quarter as credit quality trends continue to improve.

•
Loan growth continued in the third quarter with an increase in average gross loans outstanding of $46,546,000 or 8% from the same period last year and $9,219,000 or 2% in comparison to the linked quarter (an annualized growth rate of 6%).

For the nine months ended September 30, 2014, the Company earned net income available to common shareholders of $5,065,000, an increase of $107,000 as compared to $4,958,000 earned during the same period last year. Fully-diluted earnings per share for the nine months ended September 30, 2014 were $1.04 compared to $1.01 for the same prior year period, an increase of 3%. The year-to-date earnings produced an annualized return on average earning assets of 0.79% and an annualized return on average shareholder's equity of 12.00% as compared to 0.94% and 11.63% respectively for the prior year.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share, payable on December 1, 2014 to its common shareholders of record on November 14, 2014. The amount and declaration of future cash dividends are subject to Board of Director's approval.

Ellis L. Gutshall, President and CEO commented, "Once again we are quite pleased to have produced record quarterly earnings to our shareholders. Continued improvement in credit quality trends, including a reduction in impaired loans, TDRs and watchlist loans were driven by credit rating upgrades of several relationships within our portfolio, which supported a lower ALLL at September 30, 2014. Continued strong loan growth from all lines of business coupled with increased fees from deposit related activities were the primary drivers to revenue growth, and more than offset revenue declines in secondary market mortgage fees and wealth management brokerage fees. During the second quarter, the head of the Company's wealth management group left the Company to establish his own brokerage company; however, in the third quarter we substantially strengthened our wealth management division with the recruitment of three new investment advisors, including a new Director of Wealth Management, and a new office manager for the group. Additionally, we recruited two new private bankers, including a new head of Private Banking to lead our renewed focus to this line of business."

CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 11.72% and 14.47%, respectively, at September 30, 2014, as compared to 13.22% and 14.45% reported at September 30, 2013. The Company's tier 1 leverage ratio was 8.66% at September 30, 2014 in comparison to 10.01% at September 30, 2013. The Company’s redemption of $9.6 million of preferred stock during the previous 12-month period was the primary contributor to the decline in tier 1 risk-based and tier 1 leverage capital ratios at September 30, 2014 as compared to September 30, 2013.

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ASSET QUALITY/LOAN LOSS PROVISION

Nonperforming Assets

The Company's nonperforming assets decreased 4% or $670,000, from $19,015,000 at June 30, 2014 to $18,345,000 at September 30, 2014. However due to the $31.7 million reduction in total assets during the quarter, the nonperforming assets to total assets ratio remained flat at 2.14% in comparison to June 30, 2014. The following table shows a summary of asset quality balances and related ratios for the three-month periods presented (dollars in thousands):

In thousands	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Nonaccrual loans	$3,571	$5,532	$2,324	$3,665	$4,171
Loans past due 90 days or more and still accruing	416	0	349	0	0
Performing restructured loans	2,364	2,884	2,885	2,922	2,923
Foreclosed assets	11,994	10,599	19,766	19,705	21,115
Total nonperforming assets	$18,345	$19,015	$25,324	$26,292	$28,209

Balances
Allowance for loan losses	$6,535	$6,640	$6,425	$7,200	$7,430
Loans, net of unearned income	$606,541	$602,434	$584,757	$570,360	$557,790
Total assets	$857,345	$887,089	$868,724	$825,346	$795,849

Ratios
NPAs to total assets	2.14%	2.14%	2.92%	3.19%	3.54%
NPAs to total loans	3.02%	3.16%	4.33%	4.61%	5.06%
NPAs to total loans & foreclosed assets	2.97%	3.10%	4.19%	4.46%	4.87%
ALLL to nonaccrual loans	183.00%	120.03%	276.46%	196.45%	178.13%

Nonaccrual loans
Nonaccrual loans at September 30, 2014 totaled $3,571,000, a decrease of $1,961,000 or 35% from the prior quarter and a decrease of $600,000 or 14% from the prior year. The decrease is attributable to a payoff of one nonaccrual note during the quarter as well as foreclosures on properties securing three additional nonaccrual notes. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Beginning Balance	$5,532	$2,324	$3,665	$4,171	$5,414
Net customer payments	(453)	(5)	(28)	(528)	(226)
Additions	0	3,248	0	64	397
Charge-offs	(7)	0	(1,313)	(42)	(173)
Loans returning to accruing status	0	0	0	0	0
Transfers to OREO	(1,501)	(35)	0	0	(1,241)
Ending Balance	$3,571	$5,532	$2,324	$3,665	$4,171

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Troubled Debt Restructurings ("TDRs")
The total recorded investment in TDRs as of September 30, 2014 was $2,364,000, a decline of $520,000 from the $2,884,000 at June 30, 2014 and a $559,000 decline from the $2,923,000 at September 30, 2013. These reductions are primarily due to one relationship that was upgraded during the quarter based upon renewal of the notes at market rate and market terms. All TDRs were performing at September 30, 2014, June 30, 2014 and September 30, 2013.

Foreclosed Assets
Foreclosed assets at September 30, 2014 totaled $11,994,000, an increase of $1,395,000 or 13% from the linked quarter, but a decrease of $9,121,000 or 43% from the prior year quarter. As anticipated, foreclosed assets increased during the quarter due to foreclosures related to the one borrower who moved into nonaccrual status during the second quarter. Partially offsetting the additions were $143,000 in impairment write-downs on three properties, two of which were based on ongoing negotiations with potential buyers.
The following table shows the activity in foreclosed assets for the quarter ended (dollars in thousands):

	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Beginning Balance	$10,599	$19,766	$19,705	$21,115	$22,264
Additions	1,502	34	0	1	1,162
Capitalized improvements	46	42	101	104	426
Proceeds from sales	(10)	(7,750)	(40)	(1,045)	(2,345)
Transfers to other assets	0	(1,474)	0	0	0
Valuation adjustments	(143)	(32)	0	(505)	(413)
Gains (losses) from sales	0	13	0	35	21
Ending Balance	$11,994	$10,599	$19,766	$19,705	$21,115

Past Due Loans
At September 30, 2014, total accruing loans past due 30 - 89 days were $5,129,000 or 0.8% of total loans, an increase from $2,109,000, or 0.4%, one year ago. In comparison to June 30, 2014, total accruing loans past due 30 - 89 days increased $456,000. Approximately 86% or $4,391,000 of the total accruing loans past due 30-89 days is due to the borrower who moved to impaired status during the second quarter. As discussed last quarter, we negotiated a forbearance agreement to allow the borrower sufficient time to bring the notes current and / or sell one or more pieces of real estate collateralizing the loan. This borrower's loans remain past due, however, at this time, we consider the loans to be adequately secured.

Total loans past due greater than 90 days and accruing interest at September 30, 2014 totaled $416,000 as compared to $0 at September 30, 2013 and June 30, 2014. Three notes moved into this category at September 30, 2014, the largest of which ($386,000) is now under 90 days.

Impaired Loans
Impaired loans declined $6,944,000 or 32% from $21,670,000 at June 30, 2014 to $14,726,000 at September 30, 2014. In comparison to September 30, 2013, impaired loans declined $5,735,000 or 28%. The reduction in the third quarter of 2014 is attributable to the upgrade of two relationships totaling $5,035,000 and foreclosures totaling $1,960,000. Additionally, we received principal payments totaling $75,000 and added one new loan totaling $126,000 to impaired status.

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Provision/Charge-offs
The Company recorded a negative $143,000 provision for loan losses during the third quarter of 2014, as compared to a negative provision of $332,000 for the same period last year and a $1,039,000 provision for the linked quarter. The reduction in the ALLL during the third quarter of 2014 is attributable to improved credit quality trends including the reduction in nonaccrual loans, impaired loans, watchlist loans and charge-offs as well as a significant reduction in the loans risk rated watchlist that are included in our large relationship risk factor (loan relationships with outstanding balances greater than $8 million).

The Company recorded net recoveries of $38,000 during the third quarter of 2014 as compared to net charge-offs of $267,000 for the third quarter of 2013. The Company's net charge-offs year-to-date total $2,079,000 or 0.35% of average loans as compared to $363,000 and 0.07% for the same period last year.

Allowance for Loan Losses
The ratio of allowance for loan and lease losses as a percentage of total loans decreased to 1.08% at September 30, 2014 in comparison to 1.10% at June 30, 2014. In comparison to the prior year, the ratio decreased from 1.33% at September 30, 2013. The nonaccrual loan coverage ratio is at 183% as of September 30, 2014, an increase from 120% at June 30, 2014 and from 178% at September 30, 2013. The current level of the allowance for loan losses reflects specific reserves related to impaired loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

BALANCE SHEET
Total assets at September 30, 2014 were $857,345,000, an increase of $31,999,000 or 4% from $825,346,000 at December 31, 2013.  The principal components of the Company’s assets at the end of the period were $14,261,000 in cash and cash equivalents, $184,336,000 in securities available-for-sale and $606,541,000 in gross loans.  Total assets at December 31, 2013 were $825,346,000 with the principal components consisting of $16,362,000 in cash and cash equivalents, $159,861,000 in securities available-for-sale, $21,992,000 in securities held-to-maturity and $570,360,000 in gross loans.

Total liabilities at September 30, 2014 were $800,178,000, an increase of $23,752,000 or 3% from $776,426,000 at December 31, 2013.  Deposits increased $5,067,000 or 1% to $682,102,000 from the $677,035,000 level at December 31, 2013.  Total shareholders’ equity at September 30, 2014 was $57,167,000, an increase of $8,247,000 or 17% from $48,920,000 at December 31, 2013. The Company’s tangible book value per share (defined as total capital, including AOCI, divided by outstanding common shares) increased 16% from $10.22 at December 31, 2013 to $11.85 at September 30, 2014.

The following table includes the quarterly average balance for our primary balance sheet components (dollars in thousands):

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	Quarterly Average Balances, Primary Balance Sheet Components
	Dollars in thousands
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Assets	858,860	864,790	839,395	810,129	795,536
Loans, net of unearned income	600,875	591,657	578,589	562,450	554,329
Securities	193,033	197,263	195,927	171,130	176,406
Earning assets	803,224	807,610	780,960	752,034	737,200
Deposits	684,835	695,693	674,958	659,838	653,004
Noninterest-bearing deposits	101,594	102,860	95,338	96,936	93,452
Borrowings	109,160	108,150	107,301	91,870	76,700
Interest-bearing liabilities	692,401	700,984	686,921	654,772	636,251
Shareholders' equity	57,272	54,338	51,218	52,530	60,155

NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	9/30/2014	6/30/2014	Change		9/30/2013	Change

Average interest-earning assets	$803,224	$807,610	$(4,386)		$737,200	$66,024
Interest income (FTE)	$8,162	$8,209	$(47)		$7,923	$239
Yield on interest-earning assets	4.03%	4.08%	(5)	bps	4.26%	(23)	bps
Average interest-bearing liabilities	$692,401	$700,984	$(8,583)		$56,150	$636,251
Interest expense	$1,123	$1,117	$6		$984	$139
Cost of funds	0.56%	0.56%	0	bps	0.53%	3	bps
Net Interest Income (FTE)	$7,039	$7,092	$(53)		$6,939	$100
Net Interest Margin (FTE)	3.48%	3.52%	(4)	bps	3.73%	(25)	bps

On a linked quarter basis, tax-equivalent net interest income was $7,039,000, a decrease of $53,000 or 1% when compared to second quarter of 2014. The decrease was due to both volume and yield as average interest-earning assets decreased $4,386,000 while the net interest margin contracted by 4 basis points ("bps") during the three-month period to 3.48%. The 4 bps reduction in our tax-equivalent net interest margin is due to the 5 bps decline in our earning asset yield from 4.08% in the second quarter of 2014 to 4.03% in the third quarter of 2014 which was driven by a reduction of 8 bps on our loan portfolio due to the impact of the low interest rate environment on new and renewed pricing. Likewise, the yield on investments decreased 18 bps in comparison to the linked quarter. Increased prepayment speeds on amortizing products in the investment portfolio accounted for 7 bps of the decline in yield. The additional 11 bps is attributable to sales of higher yielding municipal bonds in the second quarter. Gutshall commented, "Our investment portfolio strategy this year has been focused on reducing the effective duration on our portfolio as we better position the balance sheet for a rising rate environment. As a result of trades executed throughout the year, the effective duration has declined from 6.500 years at September 30, 2013 to 4.334 years at September 30, 2014."

For the three months ended September 30, 2014, tax-equivalent net interest income increased $100,000, or 1%, when compared to the same period last year due to average interest-earning assets increasing $66,024,000. The tax-equivalent net interest margin, at 3.48%, decreased 25 basis points from 3.73% in

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the prior year. As anticipated, the decline in net interest margin was due to the impact of the low interest rate environment on asset yields, which compressed 23 bps in comparison to the cost of funds reduction of 3 bps for the third quarter 2014 as compared to the prior year. In comparison to the prior year's third quarter, our yield on loans decreased 26 bps and yield on investments declined 9 bps. The subordinated note issued on October 15, 2013 increased our cost of funds by 7 bps for the third quarter of 2014 as compared to the same period last year, resulting in a 7 bps reduction in our net interest margin. Gutshall noted, "We believe that net interest margin will continue to decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities. This environment will require us to maintain a disciplined approach to balance sheet growth."

	Year-Over-Year Results
	For the Nine Months Ended
	Dollars in thousands
	9/30/2014	9/30/2013	Change

Average interest-earning assets	$797,346	$726,579	$70,767
Interest income (FTE)	$24,477	$23,586	$891
Yield on interest-earning assets	4.10%	4.34%	(24)	bps
Average interest-bearing liabilities	$693,455	$629,450	$64,005
Interest expense	$3,339	$3,162	$177
Cost of funds	0.56%	0.59%	(3)	bps
Net Interest Income (FTE)	$21,139	$20,424	$715
Net Interest Margin (FTE)	3.54%	3.76%	(22)	bps

For the nine months ended September 30, 2014, tax-equivalent net interest income increased $715,000, or 4%, to $21,139,000 from $20,424,000 at September 30, 2013. The increase was volume driven as average interest-earning assets increased 10% or $70,767,000 as compared to September 30, 2013. The tax-equivalent net interest margin decreased 22 basis points from 3.76% one year earlier to 3.54%. In comparison to the prior year, our yield on investments increased by 8 basis points, while our yield on loans decreased by 28 basis points. Loan yields have been negatively affected by the low interest rate environment on new and renewed pricing. The increase in investment yields year-over-year is due to lower prepayment speeds on amortizing products within our portfolio in 2014 as compared to 2013. The subordinated note issued on October 15, 2013 increased our cost of funds by 7 basis points for 2014 as compared to 2013, resulting in a reduction in our net interest margin of 8 bps.

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NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	9/30/2014	6/30/2014	$	%	9/30/2013	$	%
Noninterest income:
Service charges on deposit accounts	$535	$532	$3	1%	$482	$53	11%
Mortgage fee income	143	137	6	4%	173	(30)	(17)%
Brokerage fee income, net	150	244	(94)	(39)%	225	(75)	(33)%
Bank owned life insurance income	166	168	(2)	(1)%	167	(1)	(1)%
Realized gain on sale of securities	9	714	(705)	(99)%	15	(6)	(40)%
Other income	113	265	(152)	(57)%	93	20	22%
Total noninterest income	$1,116	$2,060	$(944)	(46)%	$1,155	$(39)	(3)%

On a linked quarter basis, noninterest income decreased $944,000 or 46%. Excluding gains on the sale of securities, noninterest income decreased $239,000 or 18%. The quarterly decrease is due to lower brokerage fee income as a result of the personnel changes within Valley Wealth Management at the end of the second quarter, lower loan swap fee income and the non-recurring $91,000 Virginia Enterprise Zone grant the Company received in the second quarter of 2014. Gutshall commented, "As noted earlier, in the 3rd quarter we were successful in recruiting a new brokerage team with over 40 years of combined experience and we fully expect the revenue contributions from this line of business to return to the levels we achieved in 2013 and the first half of 2014."

For the three months ended September 30, 2014, noninterest income decreased $39,000, or 3%, compared to the same period last year. Excluding gains on the sale of securities, noninterest income decreased $33,000 or 3% compared to the same period last year. The 11% increase in service charge income, which is attributable to increased transaction volumes across all business lines, was offset by decreased fee income from our mortgage and brokerage businesses. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.55% of average earning assets for the period compared to 0.62% in the prior year.

	Year-Over-Year results
	For the Nine Months Ended
	Dollars in thousands
	9/30/2014	9/30/2013	Change	%
Noninterest income:
Service charges on deposit accounts	$1,519	$1,349	$170	13%
Mortgage fee income	372	569	(197)	(35)%
Brokerage fee income, net	641	724	(83)	(11)%
Bank owned life insurance income	499	499	0	0%
Realized gain on sale of securities	730	83	647	780%
Other income	490	386	104	27%
Total noninterest income	$4,251	$3,610	$641	18%

For the nine months ended September 30, 2014, noninterest income increased $641,000, or 18%, to $4,251,000 from $3,610,000 one year earlier. Excluding gains realized on the sale of securities,

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noninterest income decreased $6,000 to $3,521,000 from $3,527,000 one year earlier. Service charges on deposit accounts increased $170,000 due to increased overdraft and debit card fee income while other income is up $104,000 primarily due to the non-recurring $91,000 grant received from the state's Virginia Enterprise Zone program in the second quarter of 2014. Mortgage fee income remains below last year's levels due to the slowdown in the refinance market while brokerage fee income has been negatively impacted by the personnel changes discussed earlier. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was 0.59% of average earning assets for the period compared to 0.65% in the prior year.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	9/30/2014	6/30/2014	$	%	9/30/2013	$	%
Noninterest expense:
Compensation expense	$3,155	$3,076	$79	3%	$2,978	$177	6%
Occupancy and equipment expense	485	470	15	3%	439	46	10%
Data processing expense	421	415	6	1%	385	36	9%
Insurance expense	219	227	(8)	(4)%	212	7	3%
Professional fees	208	178	30	17%	206	2	1%
Foreclosed asset expense, net	299	242	57	24%	589	(290)	(49)%
Other operating expense	905	928	(23)	(2)%	842	63	7%
Total noninterest expense	$5,692	$5,536	$156	3%	$5,651	$41	1%

On a linked quarter basis, noninterest expense increased by $156,000 or 3%, driven by increases in compensation, professional fees and foreclosed asset expenses. Compensation increased quarter-over- quarter due to the one-time $62,000 reduction in the Company's supplemental retirement plan ("SERP") benefit in the second quarter due to the resignation of one of the participants. The additional increase in compensation expense is attributable to the successful recruitment of two new private bankers. The professional fee increase is due to increased legal expenses while the increase in foreclosed asset expense is driven by $143,000 in impairment write-downs on three properties, two of which were based on negotiations with potential buyers. The Company's efficiency ratio for the third quarter of 2014 was 69.15% as compared to 64.93% for the second quarter of 2014. (The efficiency ratio is computed by dividing noninterest expenses by the sum of fully taxable equivalent net interest income and fully taxable equivalent noninterest income, less gains (losses) on the sale of securities). The increased efficiency ratio is due to increased noninterest expenses coupled with a decrease in fully taxable equivalent net interest income.

For the three months ended September 30, 2014, noninterest expense increased $41,000 or 1% as compared to the $5,651,000 recorded for the quarter ended September 30, 2013. The Company's efficiency ratio for the third quarter of 2014 was 69.15%, slightly improved from the 69.23% for the same quarter last year. The 49% reduction in foreclosed asset expense completely offset increases in compensation, occupancy and equipment and data processing expenses. The increase in compensation expense is primarily the result of equity and merit increases for all employees which went into effect January 1, 2014. The increased occupancy expense is driven by additional rent at our Downtown office location due to occupancy of a new floor, maintenance and repair expenses for one of our branches as well

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as the new Bonsack branch which opened in October 2013. Increased customer transactions across all business lines drove the increase in data processing expense.

	Year-Over-Year Results
	For the Nine Months Ended
	Dollars in thousands
	9/30/2014	9/30/2013	Change	%
Noninterest expense:
Compensation expense	$9,317	$8,908	$409	5%
Occupancy and equipment expense	1,445	1,361	84	6%
Data processing expense	1,239	1,133	106	9%
Insurance expense	667	614	53	9%
Professional fees	524	568	(44)	(8)%
Foreclosed asset expense, net	699	1,090	(391)	(36)%
Other operating expense	2,670	2,502	168	7%
Total noninterest expense	$16,561	$16,176	$385	2%

For the nine months ended September 30, 2014, noninterest expense increased $385,000, or 2%, to $16,561,000 from $16,176,000 a year earlier. Compensation expense accounts for $409,000 of the increase and is primarily the result of equity and merit increases for all employees which went into effect January 1, 2014. Data processing expense increased $106,000 due to increased customer transactions across all business lines while other operating expenses increased $168,000 due to increases in advertising and marketing, home equity line closing costs, appraisal expenses, mortgage processing expenses and state bank franchise tax expense. Professional fees decreased year-over-year due to decreased legal fees associated with credit work-outs. Net foreclosed asset expense decreased $391,000 due to reduced impairment charges as well as reduced real estate taxes, insurance and utilities as a result of the sale of the Ivy Market building during the second quarter of 2014. The Company's efficiency ratio for the nine months ended September 30, 2014 improved slightly to 66.47% from 66.82% for the same period last year.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

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The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

	Three Months Ended		Nine Months Ended

In Thousands	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Net interest income, non tax-equivalent	$6,961	$6,849	$20,869	$20,182
Less: tax-exempt interest income	(152)	(175)	(524)	(470)
Add: tax-equivalent of tax-exempt interest income	230	265	794	712
Net interest income, tax-equivalent	$7,039	$6,939	$21,139	$20,424

Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VFC
09/30/14 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
Assets	September 30, 2014	December 31, 2013
Cash and due from banks	$7,294	$11,404
Interest bearing deposits	6,967	4,958
Total cash and cash equivalents	14,261	16,362
Securities available for sale	184,336	159,861
Securities held to maturity (fair value 12/31/13: $22,471)	—	21,992
Loans, net of allowance for loan losses, 9/30/14: $6,535; 12/31/13: $7,200	600,006	563,160
Foreclosed assets	11,994	19,705
Premises and equipment, net	9,354	9,722
Bank owned life insurance	19,371	18,872
Accrued interest receivable	2,363	2,576
Other assets	15,660	13,096
Total assets	$857,345	$825,346
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$32,410	$21,237
Interest bearing deposits	649,692	655,798
Total deposits	682,102	677,035
Securities sold under agreements to repurchase	23,983	22,397
FHLB borrowings	58,000	43,000
Junior subordinated debentures	27,386	27,476
Accrued interest payable	394	424
Other liabilities	8,313	6,094
Total liabilities	800,178	776,426

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, no par value; 10,000,000 shares authorized; 4,823,865 shares issued and outstanding at September 30, 2014 and 4,787,605 shares issued and outstanding at December 31, 2013	23,013	22,626
Retained earnings	35,383	30,897
Accumulated other comprehensive income	(1,229)	(4,603)
Total shareholders' equity	57,167	48,920
Total liabilities and shareholders' equity	$857,345	$825,346

VFC
09/30/14 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Interest income
Interest and fees on loans	$7,001	$6,824	$20,710	$20,496
Interest on securities - taxable	926	830	2,955	2,361
Interest on securities - nontaxable	152	175	524	470
Interest on deposits in banks	5	4	18	17
Total interest income	8,084	7,833	24,207	23,344
Interest expense
Interest on deposits	577	603	1,719	1,955
Interest on borrowings	546	381	1,619	1,207
Total interest expense	1,123	984	3,338	3,162
Net interest income	6,961	6,849	20,869	20,182
Provision for loan losses	(143)	(332)	1,414	(267)
Net interest income after provision for loan losses	7,104	7,181	19,455	20,449
Noninterest income
Service charges on deposit accounts	535	482	1,519	1,349
Mortgage fee income	143	173	372	569
Brokerage fee income, net	150	225	641	724
Bank owned life insurance income	166	167	499	499
Realized gain on sale of securities	9	15	730	83
Other income	113	93	490	386
Total noninterest income	1,116	1,155	4,251	3,610
Noninterest expense
Compensation expense	3,155	2,978	9,317	8,908
Occupancy and equipment expense	485	439	1,445	1,361
Data processing expense	421	385	1,239	1,133
Insurance expense	219	212	667	614
Professional fees	208	206	524	568
Foreclosed asset expense, net	299	589	699	1,090
Other operating expense	905	842	2,670	2,502
Total noninterest expense	5,692	5,651	16,561	16,176
Income before income taxes	2,528	2,685	7,145	7,883
Income tax expense	723	756	2,080	2,333
Net income	$1,805	$1,929	$5,065	$5,550
Preferred dividends and accretion of discounts on warrants	—	167	—	592
Net income available to common shareholders	$1,805	$1,762	$5,065	$4,958
Earnings per share
Basic earnings per common share	$0.37	$0.37	$1.05	$1.04
Diluted earnings per common share	$0.37	$0.36	$1.04	$1.01
Weighted average common shares outstanding	4,821,282	4,787,269	4,815,326	4,785,520
Diluted average common shares outstanding	4,873,218	4,950,080	4,866,498	4,923,772
Dividends declared per common share	$0.04	$0.035	$0.12	$0.11

VFC
09/30/14 Release

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
PER COMMON SHARE
Earnings per share - basic	$0.37	$0.37	$1.05	$1.04
Earnings per share - diluted	$0.37	$0.36	$1.04	$1.01
Tangible book value per share			$11.85	$10.59

FINANCIAL RATIOS
Return on average assets	0.83%	0.96%	0.79%	0.94%
Return on average shareholders' equity	12.27%	11.99%	12.00%	11.63%
Net interest margin (FTE)[1]	3.48%	3.73%	3.54%	3.76%
Efficiency - Consolidated	69.15%	69.23%	66.47%	66.82%
Net charge-off to average loans	(0.01)%	0.05%	0.35%	0.07%
Total risk based capital - Consolidated			14.47%	14.45%
Total risk based capital - Bank only			14.44%	14.33%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$7,200	$8,060
Provision for loan losses			1,414	(267)
Charge-offs			(2,175)	(453)
Recoveries			96	90
Ending balance			$6,535	$7,430

ASSET QUALITY RATIOS
Nonperforming assets to total assets			2.14%	3.54%
Allowance for loan losses to total loans			1.08%	1.33%
Allowance for loan losses to nonaccrual loans			183.0%	178.1%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
Loans 90 days past due and accruing interest			$416	$0
Nonaccrual loans			3,571	4,171
Accruing Troubled Debt Restructurings			2,364	2,923
Foreclosed assets			11,994	21,115
Total nonperforming assets			$18,345	$28,209

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”